Exhibit 10.19

GMH Communities Trust
2005 Executive Officer Cash Bonus Policy

        On March 28, 2004, the Compensation Committee of the Board of Trustees of GMH Communities Trust (the "Trust") approved the performance criteria that will be used to determine executive officer cash bonus awards for the year ending December 31, 2005. This approval by the Compensation Committee is consistent with the terms of the Trust's existing employment agreements with Gary M. Holloway, Sr., the Trust's chairman, president and chief executive officer, Bruce F. Robinson, president of the Trust's military housing division, and Joseph M. Coyle, president of the Trust's student housing division (collectively, the "Employment Agreements"). Under the terms of the Employment Agreements, the Compensation Committee is required to determine within 90 days after the end of each fiscal year, a bonus policy containing relevant goals for the current fiscal year based on individual performance goals for the executives and corporate performance goals set at threshold, target, superior and outperformance levels. The Compensation Committee has adopted a similar allocation of individual performance goals with respect to the Trust's other executive officers for 2005.

        The performance criteria for the attainment of corporate goals for all executive officers of the Trust include (i) the Trust's funds from operations (FFO) per share for 2005, (ii) dollar amount of student housing acquisitions for 2005, and (iii) the number of new military housing units obtained under the Trust's military housing privatization projects for 2005. These three corporate performance goals are broken down into specific threshold, target, superior and outperformance levels, and then further weighted with respect to executive officers, as follows: FFO per share—50%; student housing acquisitions—35%; and military housing unit acquisitions—15%. The individual performance goals with respect to each executive officer consists of a number of defined responsibilities and business objectives prepared by the respective executive officer and tailored to his position within the Company.

        Actual bonuses will be determined by the Compensation Committee based on the satisfaction of the corporate and individual performance goals as described above, and paid in an amount equal to a percentage of the executive officer's base salary based on the following threshold, target, superior and outperformance levels: Gary M. Holloway, Sr. (threshold—40%; target—80%; superior—120%; outperformance—200%) Bruce R. Robinson (threshold—40%, target—80%; superior—120%; outperformance—175%); Joseph M. Coyle (threshold—40%, target—80%; superior—120%; outperformance—175%); John DeRiggi (threshold—33 1/3%, target—66 2/3]%; superior—100%); Bradley W. Harris (threshold—20%, target—50%; superior—75%); and Joseph M. Macchione (threshold—25%, target—50%; superior—100%).

        The Compensation Committee will make the final determinations of 2005 cash bonuses payable to executive officers within 90 days after the end of 2005.